Exhibt 16.1

March 1, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Mondo Acquisition III, Inc. (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K to be filed on or about March 1, 2010 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ RBSM, LLP